PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-52022

1,000,000,000 Depositary Receipts
Oil Service HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Oil Service HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Baker-Hughes Inc.	BHI	21	NYSE
BJ Services Company	BJS	28	NYSE
Cameron International Corporation (1)	CAM	8	NYSE
Diamond Offshore Drilling, Inc.	DO	11	NYSE
ENSCO International Inc.	ESV	11	NYSE
Exterran Holdings, Inc.	EXH	1.625	NYSE
Grant Prideco, Inc.	GRP	9	NYSE
Halliburton Company	HAL	44	NYSE
Nabors Industries Ltd.	NBR	24	NYSE
National Oilwell Vargo Inc.	NOV	14	NYSE
Noble Corporation	NE	22	NYSE
Rowan Companies, Inc.	RDC	8	NYSE
Schlumberger Ltd.	SLB	22	NYSE
Smith International, Inc.	SII	16	NYSE
Tidewater Inc.	TDW	5	NYSE
(New) Transocean Inc. (2)	RIG	22.094	NYSE
Weatherford International Ltd.	WFT	18	NYSE

(1)           Effective January 4, 2008, deposits of Cameron International Corporation (NYSE ticker “CAM”) for creation of Oil Service HOLDRS Trust will increase to 16 “CAM” (instead of 8 “CAM”) per round lot of 100 Oil Service HOLDRS Trust due to the 2 for 1 stock split of Cameron International Corporation.

(2)           The merger of GlobalSantaFe Corporation (NYSE ticker “GSF”) and Transocean, Inc. (NYSE ticker “RIG”) became effective on November 27, 2007.  As a result, (New) Transocean, Inc. replaced GlobalSantaFe Corporation as an underlying security of the Oil Services HOLDRS Trust.  For the 19.975 shares of GlobalSantaFe Corporation per 100 share lot of Oil Service HOLDRS Trust, The Bank of New York Mellon received 9.5021075 shares of (New) Transcean, Inc. and $448.6385, and for the 18 shares of Transocean, Inc. per 100 share round lot of Oil Service HOLDRS Trust, The Bank of New York Mellon received 12.5928 shares of (New) Transocean, Inc and $594.54.  The Bank of New York Mellon distributed cash at a rate of $10.431785 per depositary share of Oil Service HOLDRS on December 4, 2007.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 31, 2007.